Exhibit 99.2

NEWS

FOR IMMEDIATE RELEASE

Investor Relations Contact:	Media Contact:
Laura C. Baldwin	Patricia G. Ball, Ed. D.
Director, Finance and Investor Relations	Vice President, Marketing and PA
214-473-3969	214-473-3752
laura.baldwin@triadhospitals.com	pat.ball@triadhospitals.com

Triad Closes Offering of $600 Million of 7% Senior Subordinated Notes and Repurchases

Tendered 11% Senior Subordinated Notes

PLANO, TX (November 12, 2003) – Triad Hospitals, Inc. (the “Company” or “Triad”) (NYSE: TRI) announced today that it has closed on the sale of $600 million aggregate principal amount of 7% Senior Subordinated Notes due 2013. Triad used a portion of the net proceeds from the 7% notes offering to repurchase today approximately 99% of the $325.0 million outstanding principal amount of its 11% Senior Subordinated Notes due 2009 and make consent payments in connection with the amendment of the related indenture. Triad expects to use the remaining proceeds from the offering of the 7% notes to repay indebtedness under its senior credit facility, finance potential acquisitions or joint ventures and for general corporate purposes.

On October 27, 2003, Triad commenced a cash tender offer and consent solicitation relating to any and all of its outstanding 11% notes. Prior to expiration of the consent solicitation at 5:00 p.m., New York City time, on Tuesday, November 4, 2003, holders of the 11% notes that were purchased by Triad today tendered their notes and consented to the proposed amendments to the related indenture. The supplemental indenture incorporating the proposed amendments became operative today upon Triad’s acceptance for purchase of the tendered 11% notes and will be binding upon the holders of any 11% notes that are not tendered into the offer. The tender offer will expire at 11:59 p.m., New York City time, on Monday, November 24, 2003, unless extended or earlier terminated.

Merrill Lynch & Co. and Banc of America Securities LLC are acting as co-dealer managers for the tender offer. The depositary for the tender offer is Citibank, N.A. The tender offer is being made pursuant to the Offer to Purchase and Consent Solicitation Statement and related Consent and Letter of Transmittal dated October 27, 2003, which more fully set forth the terms and conditions of the tender offer.

Questions regarding the tender offer may be directed to Merrill Lynch & Co., telephone number (888) ML4-TNDR (toll free) and (212) 449-4914 (call collect), and Banc of America Securities LLC, telephone number (888) 292-0070 (toll free) and (704) 388-4813 (call collect). Requests for copies of the Offer to Purchase and Consent Solicitation Statement and related documents may be directed to Georgeson Shareholder Communications Inc., telephone number (888) 549-6627 (toll free) and (212) 440-9800 (call collect).

This announcement is not an offer to purchase or a solicitation of an offer to purchase the 11% notes. The tender offer is made solely by means of the Offer to Purchase and Consent Solicitation Statement, dated October 27, 2003. The 7% notes have not been registered under the Securities Act of 1933 and may not be offered or sold in the United States absent registration or an applicable exemption from registration requirements.

Triad, through its affiliates, owns and manages hospitals and ambulatory surgery centers in small cities and selected larger urban markets. Upon closing of a pending acquisition of 4 hospitals, the Company will have 55 hospitals (including two under construction) and 14 ambulatory surgery centers in 17 states with approximately 9,680 licensed beds. In addition, through its QHR subsidiary, the Company provides hospital management, consulting and advisory services to more than 200 independent community hospitals and health systems throughout the United States.

This press release contains forward-looking statements based on current management expectations. Numerous factors, including those related to market conditions and those detailed from time-to-time in the Company’s filings with the Securities and Exchange Commission, may cause results to differ materially from those anticipated in the forward-looking statements. Many of the factors that will determine the Company’s future results are beyond the ability of the Company to control or predict. These statements are subject to risks and uncertainties and, therefore, actual results may differ materially. Readers should not place undue reliance on forward-looking statements, which reflect management’s views only as of the date hereof. The Company undertakes no obligation to revise or update any forward-looking statements, or to make any other forward-looking statements, whether as a result of new information, future events or otherwise. All references to “Company”, “Triad”, and “Triad Hospitals, Inc.” as used throughout this document refer to Triad Hospitals, Inc. and its affiliates.